UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 1, 2013

Commission File Number:  001-15877

German American Bancorp, Inc.
(Exact name of small business issuer as specified in its charter)

Indiana
(State or other jurisdiction of incorporation or organization)
35-1547518
(IRS Employer Identification No.)

711 Main Street, Box 810, Jasper, Indiana 47546
(Address of principal executive offices)

812-482-1314
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

German American Bancorp, Inc. completed its previously announced merger transaction with United Commerce Bancorp (OTC: UCBN), the parent company of United Commerce Bank, of Bloomington, Indiana, effective October 1, 2013. United Commerce Bancorp merged into German American Bancorp, Inc. effective prior to the opening of business on October 1, 2013, followed immediately by the merger of United Commerce Bank with and into German American Bancorp, Inc.'s banking subsidiary.

Under the terms of the merger, United Commerce shareholders received a combination of approximately $12.7 million in GABC stock (approximately 502,625 shares) and $1.4 million in cash consideration representing a total transaction value of approximately $14.1 million. The basic transaction value excludes the indicated value of the approximately 4.6% interest of German American in United Commerce's outstanding stock and the approximately $640 thousand in cash payments made in cancellation of dilutive stock options and warrants.

Each United Commerce common shareholder of record at the effective time of the merger became entitled to receive (a) 0.5456 shares of German American common stock plus (b) a cash payment of $1.51 for each of their former shares of United Commerce common stock and a cash settlement for any fractional shares of German American otherwise issuable to him or her, subject to his or her surrender of the old United Commerce certificates to the exchange agent designated by German American. Instructions and forms to accomplish that surrender and exchange process are being mailed by the exchange agent to each of United Commerce's shareholders of record as of the effective time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

German American Bancorp, Inc.

Date:   October 3, 2013
By:	/s/ Mark A. Schroeder

Name: Mark A. Schroeder
Title: Chairman of the Board and Chief Executive Officer